Exhibit 10.11

THE DOLAN COMPANY

2007 INCENTIVE COMPENSATION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this “Agreement”), by and between The Dolan Company, a Delaware corporation (the “Company”), and the director of the Company to whom this option is granted (the “Grantee”). The Option Number set forth in Express Desktop shall mean and refer to this Agreement and the award to Grantee set forth herein.

In accordance with Section 6 of the The Dolan Company 2007 Incentive Compensation Plan (the “Plan”) and subject to the terms of the Plan and this Agreement, the Company hereby grants to the Grantee an option to purchase the granted amount of shares of common stock, par value $.001 per share, of the Company (“Shares”) on the terms and conditions as set forth below (“Option”). The Option granted hereby is not intended to constitute an Incentive Stock Option, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). All capitalized terms used, but otherwise not defined herein, shall have the meanings set forth in the Plan.

To evidence the Option and to set forth its terms, the Company and the Grantee agree as follows:

1. Grant. The Committee hereby grants this Option to the Grantee on the Grant Date (the “Grant Date”) for the purchase from the Company of all or any part of an aggregate of Granted Amount of Shares (subject to adjustment as provided in Section 4.2 of the Plan).

2. Option Price. The purchase price of this Option shall be equal to the Exercise Price Per Share (the “Option Price”) (subject to adjustment as provided in Section 4.2 of the Plan. The Option Price is equal to 100% of the Fair Market Value of one Share of Common Stock on the Grant Date as calculated under the Plan.

3. Term and Vesting of the Option. The Option Term shall expire on the seventh anniversary of the Grant Date, and, except as otherwise provided herein, vested Shares subject to this Option may be exercised either upon or following the applicable vesting dates (set forth in the table below), as long as such exercise occurs prior to the expiration of this Option as provided in this Agreement and the Plan. The applicable vesting dates for the Shares subject to this Option are as follows:

Vesting Date	Percentage of Option Shares Vested
On Grant Date	25%
1st Anniversary of Grant Date	50%
2nd Anniversary of Grant Date	75%
3rd Anniversary of Grant Date	100%

Notwithstanding the foregoing provisions of this Paragraph 3, and except as provided in the non-employee director compensation plan with respect to Termination of Service after five years of service (except removal for cause) or as otherwise determined by the Committee or provided herein, any portion of this Option which is not vested (or otherwise not exercisable) at the time of the Grantee’s Termination of Service with the Company and its Subsidiaries shall not become exercisable after such termination and shall be immediately cancelled and forfeited to the Company.

4. Exercisability. In the event the Grantee incurs a Termination of Service for any reason, the Grantee will have such rights with respect to this Option as are provided for in the Plan as supplemented by the non-employee director compensation plan with respect to Termination of Service after five years of service (except removal for cause).

5. Exercise of Option. On or after the date any portion of the Option becomes exercisable, but prior to the expiration of the Option in accordance with Paragraphs 3 and 4 above, the portion of the Option which has become exercisable may be exercised in whole or in part by the Grantee (or, pursuant to Paragraph 6 hereof, by his or her permitted successor) upon delivery of the following to the Company:

(a) a written notice of exercise which identifies this Agreement and states the number of whole Shares then being purchased; and

(b) any combination of cash (or by certified or personal check or wire transfer payable to the Company), and/or (i) shares of unrestricted Common Stock then owned by the Grantee in an amount having a combined Fair Market Value on the exercise date equal to the aggregate Option Price of the Shares then being purchased, or (ii) unless otherwise prohibited by law for either the Company or the Grantee, an irrevocable authorization of a third party to sell Shares of Common Stock acquired upon the exercise of the Option and promptly remit to the Company a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholdings resulting from such exercise.

Notwithstanding the foregoing, the Grantee (or any permitted successor) shall take whatever additional actions, including, without limitation, the furnishing of an opinion of counsel, and execute whatever additional documents the Company may, in its sole discretion, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed by the Plan, this Agreement or applicable law.

No Shares shall be issued upon exercise of the Option until full payment has been made. Upon satisfaction of the conditions and requirements of this Paragraph 5 and the Plan, the Company shall deliver to the Grantee (or his or her permitted successor) a certificate or certificates for the number of Shares in respect of which the Option shall have been exercised. Upon exercise of the Option (or a portion thereof), the Company shall have a reasonable time to issue the Common Stock for which the Option has been exercised, and the Grantee shall not be treated as a stockholder for any purposes whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such Common Stock is recorded as issued and transferred in the Company’s official stockholder records, except as otherwise provided in the Plan or this Agreement.

6. Limitation Upon Transfer. Except as provided in Section 5.4(c) of the Plan, this Option and all rights granted hereunder shall not be transferred by the Grantee, other than by will or by the laws of descent and distribution, shall not otherwise be assigned, pledged or hypothecated in any way, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer this Option, other than by will or by the laws of descent and distribution or to a Permitted Transferee, or to assign, pledge or hypothecate or otherwise dispose of this Option or of any rights granted hereunder contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this Option or such rights, this Option and such rights shall immediately become null and void. This Option shall be exercised during the Grantee’s lifetime only by the Grantee or by the Grantee’s guardian or Grantee’s legal representative or a Permitted Transferee.

7. Change in Control. Upon a Change in Control, the Grantee will have such rights with respect to this Option as are provided for in the Plan.

8. Effect of Amendment of Plan. No discontinuation, modification, or amendment of the Plan may, without the written consent of the Grantee, adversely affect the rights of the Grantee under this Option, except as otherwise provided under the Plan.

This Agreement may be amended as provided under the Plan, but no such amendment shall adversely affect the Grantee’s rights under the Agreement without the Grantee’s written consent, unless otherwise permitted by the Plan.

9. No Limitation on Rights of the Company. The grant of this Option shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

10. Rights as a Stockholder. The Grantee shall have the rights of a stockholder with respect to the Shares subject to this Option only upon becoming the holder of record of those Shares.

11. Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates for Shares pursuant to the exercise of this Option, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations and requirements, that the Grantee make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

12. No Obligation to Exercise Option. The granting of this Option shall impose no obligation upon the Grantee to exercise this Option.

13. Agreement Not a Contract of Employment or Other Relationship. This Agreement is not a contract of employment, and the terms of employment of the Grantee or other relationship of the Grantee with the Company or its Subsidiaries shall not be affected in any way by this Agreement except as specifically provided herein. The execution of this Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation of an employment or other relationship with the Company or its Subsidiaries, nor shall it interfere with the right of the Company or its Subsidiaries to discharge the Grantee and to treat him or her without regard to the effect which such treatment might have upon him or her as a Grantee.

14. Withholding. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the exercise of this Option, the Grantee shall be required to pay such amount to the Company, or make arrangements satisfactory to the Committee regarding the payment of such amount, as provided in Section 17 of the Plan. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee. The Grantee acknowledges and agrees that he or she is responsible for the tax consequences associated with the grant and exercise of this Option.

15. Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Grantee, to the address appearing on the records of the Company. Such communication or notice shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient.

16. Governing Law. Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without regard to the principles thereof relating to the conflicts of laws.

17. Receipt of Plan. The Grantee acknowledges receipt of a copy of the Plan, and represents that the Grantee is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions of this Agreement and of the Plan. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

18. Other Terms and Conditions. The foregoing does not modify or amend any terms of the Plan. To the extent any provisions of the Agreement are inconsistent or in conflict with any terms or provisions of the Plan, the Plan shall govern.

19. Definitions.“Express Desktop” shall mean the system which allows the Grantee to accept this award and agree to the terms and conditions of this Agreement electronically. Further, all other capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Express Desktop system or the Plan, as applicable. “Company” shall mean The Dolan Company and its subsidiaries and affiliates.

IN WITNESS WHEREOF, this Agreement has been duly executed for all purposes as of the date the Grantee has acknowledged this Option by clicking “I accept this grant” at www.wealthviews.com.

The Dolan Company

By:
Name:	James P. Dolan
Title:	President and CEO

Grantee

By clicking “I accept this grant” in the Express Desktop at www.wealthviews.com in connection with this Agreement, the Grantee acknowledges this Option and agrees to be bound by all terms and conditions of this Agreement and the Plan.